FOR IMMEDIATE RELEASE

NUZEE (d/b/a/ COFFEE BLENDERS®) PROVIDES CORPORATE UPDATE

Vista, CA – August 28, 2019 -- NuZee, Inc. (OTCQB: NUZE) (“NuZee” or “the Company”), a specialty coffee company and a leading U.S. single serve pour over coffee producer and co-packer, today provided an overview of the Company’s business activities, performance for its third quarter and nine months ended June 30, 2019, and outlook.

“Fiscal 2019 has been a transformative period for NuZee,” said Masa Higashida, NuZee's Chief Executive Officer.  “We have strengthened our leadership team and financial profile, signed our first co-packing agreement with a global food manufacturer, introduced new products, and broadened our geographic footprint. Our facility in Vista, California, which is currently the only certified Drip Cup manufacturing and co-packing facility operating in the United States, received Level 2 SQF Certification in 2018 and was re-certified in July 2019.  This facility is also certified Fair Trade, Organic, Halal, and Kosher.”

Thus far in fiscal 2019, Mr. Higashida noted that NuZee has:

•completed separate private placement equity financings that totaled $5.5 million, the proceeds of which are intended to be used to help fund the Company’s growth initiatives;

•signed a co-packing agreement with Gevalia® Kaffe, a Kraft Heinz brand, under which NuZee will prepare and package coffee supplied by Kraft Heinz into a custom, single serve pour-over pouch for sale under the Gevalia® Kaffe brand;

•commenced offering a fully recyclable packaging option to its single serve, pour over coffee co-packing customers following the signing of an exclusive agreement with global packaging specialist Huhtamaki Oyj;

•expanded production and warehouse capabilities in Vista, California that NuZee expects will allow for an approximate 50% growth in production capacity;

•leased a 16,603 square-foot facility in Plano, Texas which will serve as our new single serve pour over co-packing hub. The Plano facility provides favorable logistics given its central US location, lower cost structure, and ultimately greater economies of scale as production ramps up;

•grew overall Q3 2019 revenues by approximately 60% to $585,202 from $365,965 in Q2 2019, and specifically more than tripled US revenues to $420,083 from $138,851 in the immediately preceding quarter driven primarily by large co-packing orders in the US; and

•strengthened its executive team, most notably with the appointment of Shanoop Kothari as Senior Vice President and Chief Financial Officer in February 2019.

"The Drip Cup is one of the most popular methods of enjoying coffee in Japan, where we estimate that more than 2.0 billion cups are consumed each year,” Mr. Higashida concluded. “We remain focused on elevating the profile of pour over coffee in the United States and are continuing to position our business towards co-packing and private labeling for regional and global brands.”

Learn more about NuZee’s co-packing capabilities at http://pourovercopacking.com/.

Investors are encouraged to review NuZee’s Form 10-Q for additional information concerning the Company’s results of operations, a copy of which is available free of charge at www.sec.gov.

About NuZee and Coffee Blenders

NuZee, Inc. (d/b/a Coffee Blenders®) is a specialty coffee company and a leading U.S. single-serve pour-over coffee producer and co-packer. We own highly sophisticated packing equipment developed in Asia for pour over coffee production and possess exclusive agreements that restrict North American competitors’ access to equipment and pour over filters.  We co-pack single-serve pour-over coffee products for dozens of customers in the U.S. market and also co-pack for the Korean market.   Our California facility is SQF level 2 certified facility is Fair Trade, Organic, Kosher and Halal.

Forward Looking Statements

This release contains statements relating to future events or performance that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance. NuZee cautions you that such statements are simply predictions and actual events or results may differ materially. These forward-statements involve known and unknown risks, uncertainties and other factors which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements involve risks and uncertainties, including but not limited to those relating to the Company’s ability to secure orders under its co-packing agreements and increase production, product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the success of competitive products, risks in product development, and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

NuZee, Inc.Investor Relations

Shanoop KothariDevin Sullivan

SVP and Chief Financial OfficerSenior Vice President

(713) 530-7688The Equity Group Inc.

shanoop@coffeeblenders.com(212) 836-9608

dsullivan@equityny.com